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                                                                      Exhibit 24

                               POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, THAT I, WILLIAM D. SMITHBURG, hereby constitute and appoint William A. Osborn, Barry G. Hastings, Perry R. Pero and Harry W. Short, or any of them, my true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to execute in my name and on my behalf, in all capacities as a Director of Northern Trust Corporation (the "Corporation"), one or more Registration Statements and any amendments thereto (including, without limitation, post-effective amendments, including post-effective amendments under Rule 462(b) under the Securities Act of 1933) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of junior subordinated deferrable interest debentures to be issued by the Corporation, trust preferred securities to be issued by a business trust or similar entity created by the Corporation, and guarantees by the Corporation of the payment obligations under such trust preferred securities in an aggregate amount to be registered not in excess of $300,000,000.

            I hereby ratify and confirm all that said attorneys, or any of them, have done or shall lawfully do by virtue of this Power of Attorney.
            WITNESS my hand this 26th day of December, 1996.

                                      /s/ William D. Smithburg
                                      --------------------------------------
                                      William D. Smithburg